Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSG Systems International, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of CSG Systems International, Inc. of our reports dated March 8, 2011, with respect to the consolidated balance sheets of CSG Systems International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of CSG Systems International, Inc.

Our report dated March 8, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states CSG Systems International, Inc. acquired Intec Telecom Systems PLC on November 30, 2010, and management excluded from its assessment of the effectiveness of CSG Systems International, Inc.’s internal control over financial reporting as of December 31, 2010, Intec Telecom Systems PLC’s internal control over financial reporting. Our audit of internal control over financial reporting of CSG Systems International, Inc. also excluded an evaluation of the internal control over financial reporting of Intec Telecom Systems PLC.

/s/ KPMG LLP

Denver, Colorado

August 29, 2011